Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Media Contact: Colleen Parr Dekker, +1.317.989.7011, colleen.dekker@elancoah.com

Investor Contact: Kathryn Grissom, +1.317.273.9284, kathryn.grissom@elancoah.com

Elanco Announces Corporate Governance Enhancements

GREENFIELD, Ind. (October 4, 2023) – Elanco Animal Health Incorporated (NYSE: ELAN) announced today that the Board of Directors has commenced a process to amend the Company’s corporate governing documents as part of a comprehensive governance review following the Company’s 2023 Annual Meeting of Shareholders. The Board expects to seek shareholder approval at the 2024 Annual Meeting of Shareholders for amendments to the Company’s Articles of Incorporation that will:

•	Commence a process to declassify the Board of Directors;

•	Allow shareholders to amend the Company’s Bylaws; and

•	Allow shareholders under certain circumstances to call special meetings of shareholders.

“We have engaged with our shareholders, particularly during the past three years, on corporate governance matters,” said R. David Hoover, Chairman of the Board and the Corporate Governance Committee. “We value our shareholders’ opinions and appreciate the feedback we have received that informed the Board’s actions.”

“Last year we eliminated the supermajority vote requirements to amend the Company’s Articles of Incorporation and Bylaws,” Hoover continued. “Given the solid foundation Elanco has built during the five years since our IPO, we believe now is the time to make these additional governance changes. At Elanco, we are committed to strong corporate governance and will continue to foster open communication with our shareholders.”

More information regarding the proposals requiring shareholder approval will be included in the Company’s proxy statement to be filed with the Securities and Exchange Commission prior to the 2024 Annual Meeting of Shareholders. The proposed amendments to the Articles of Incorporation will not be effective unless and until shareholders approve such amendments. Upon shareholder approval, the amended Articles of Incorporation and Bylaws will be filed with the Securities and Exchange Commission.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability Pledges –all to advance the health of animals, people, and the planet. Learn more at elanco.com.

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